Exhibit 4.10

ESCROW AGREEMENT

This Escrow Agreement (“Agreement”) is made and entered into as of this 18th day of October, 2017, by and between Tower Construction & Technical Services, Inc. (“TCTS”), and its shareholders, Angel Hernandez (“Hernandez”) and Harold Ramirez (“Ramirez”) (Hernandez and Ramirez collectively referred to as the “Shareholders”), Tower One Wireless Corp. (“Tower”), (hereinafter collectively referred to the “Parties”) and The Josephs Law Finn (“Escrow Agent”).

RECITALS

WHEREAS, TCTS, Angel Hernandez, Harold Ramirez, and Tower are presently engaged in negotiations for the purpose of Tower acquiring a seventy percent (70%) share interest in TCTS and Hernandez (20%) and Ramirez (10%) owning the remaining thirty percent (30%) (“the Purchase Transaction”);

WHEREAS, Angel Hernandez and Harold Ramirez are the sole shareholders of TCTS; Angel Hernandez owns 85% ofthe issued and outstanding stock of TCTS and HaroId Ramirez owns 15% ofthe issued and outstanding stock of TCTS, together representing 100% ofthe issued and outstanding stock of TCTS;

WHEREAS, TCTS and Tower have entered into a Non-Binding Letter of Intent with regard to the Purchase Transaction, dated September 11, 2017;

WHEREAS, Angel Hernandez and Harold Ramirez are the sole Directors of TCTS;

WHEREAS, Angel Hernandez has not encumbered and/or pledged his interest and/or shares in TCTS in any way or form, and otherwise owns his interest and/or shares in TCTS, free and clear of any liens and/or encumbrances;

WHEREAS, Harold Ramirez has not encumbered and/or pledged his interest and/or shares in TCTS in any way or form, and otherwise owns his interest and/or shares in TCTS, free and clear of any liens and/or encumbrances;

WHEREAS, TCTS is the subject of a written shareholder agreement, dated September 7th, 2016, which document was provided to Tower by TCTS, Hernandez and Ramirez;

WHEREAS, pending the consummation of the Purchase Transaction, and understanding that there is no assurance that the Purchase Transaction will be closed, Tower has advanced a loan to TCTS, and Angel Hemandez, and Harold Ramirez, jointly and severally, in the amount of $70,000.00 to maintain TCTS’ operations, (hereinafter the “Initial Tower Loan”), and TCTS and Tower anticipate that additional capital infusions may be needed to maintain TCTS’ operations prior to the closing of the Purchase Transaction;

WHEREAS, Tower may, in its sole and unanimous discretion, and without any obligation to do so, make additional capital infusions in the form of loans to TCTS, Angel Hernandez and Harold Ramirez, prior to the closing of the Purchase Transaction;

WHEREAS, there are certain financial impediments which must be resolved by TCTS to Tower’s satisfaction, prior to the closing ofthe Purchase Transaction, including: (i) TCTS has a pending purported shareholder loan (and according to TCTS without a promissory note) on its books ftom Nancy Nieto in the amount of$300,000.00 which much be satisfied and/or released; (ii) there is certain pending litigation with Alpha Networks, LLC et al, which resulted in a settlement that must be finally satisfied and/or resolved; (iii) there is a pending line of credit from Wells Fargo which must be satisfied and otherwise paid off (collectively the “Pre-Conditions”);

WHEREAS, as an incentive and security for the Initial Tower Loan and Tower’s possible future advancement of funds while the Pre-Conditions are resolved, and as incentive for Tower to move forward with the Purchase Transaction, the Parties have elected to temporarily restructure the operations of TCTS, as well as TCTS’ management, shareholder voting, finances, and bank accounts, and enter into this Escrow Agreement;

WHEREAS, The Josephs Law Firm agrees to serve as the escrow agent as provided for herein,

NOW, THEREFORE, in consideration of the mutual promises and other good and valuable consideration herein set forth and for the mutual benefits, covenants and agreements herein expressed, and incorporating the foregoing recitals, and intending to be legally bound, TCTS (its Shareholders and Directors), Hernandez and Ramirez, and Tower, agree as follows:

TERMS:

I. Reliance on Recitals and TCTS’ Representations. The Recitals set forth above form the basis for this Agreement and are expressly incorporated herein. The Parties understand and acknowledge they have relied on those Recitals, together with the representations and warranties contained herein, as an inducement to execute this Escrow Agreement and to consummate and close the Purchase Transaction.

2. Escrow Agent and Deposit of Escrow. Escrow Agent hereby accepts its appointment as Escrow Agent under the terms and conditions of this Agreement. The following items will be placed in Escrow at the execution of this Agreement, and shall remain therein pending the Termination of this Agreement and written release by Tower:

Hernandez and Ramirez, as the sole Shareholders of TCTS, hereby deposit all of their shares (100% of the issued and outstanding shares) in escrow with the Escrow Agent, and assign their share voting rights in trust to Tower, pending the Termination of this Escrow Agreement, as permitted under the terms of this Agreement.

3. Actions to be Taken by TCTS, its Shareholders and Directors

TCTS (its SharehoIders and Directors), Hernandez and Ramirez, warrant and represent that each shall take the following actions, in furtherance of entering into and closing the Purchase Transaction, and in recognition that Tower will rely on these warranties and representations as inducement to enter into and close the Purchase Transaction:

a. At the time this Escrow Agreement is Executed, Angel Hernandez shall execute the attached Notice of Director Resignation, (Exhibit “A”), resigning from the Board of Directors of TCTS, which resignation shall be effective immediately.

b. At the time this Escrow Agreement is Executed, Harold Ramirez shall execute the attached Notice of Director Resignation (Exhibit “A”), resigning from the Board of Directors of TCTS, which resignation shall be effective immediately.

c. At the time this Escrow Agreement is Executed, TCTS, Hernandez and Ramirez, shall execute the attached Corporate Resolutions in the form of Minutes of Director Meeting and Shareholder Meeting, (Exhibit “B”), approving the resignation of Hernandez and Ramirez as Directors of TCTS and replacing the vacancies with two new Directors, Alex Ochoa and Fabio Alexander Vasquez, and appointing Alex Ochoa as CEO.

d. At the time of execution of this Escrow Agreement, TCTS (its Shareholders and Directors), Hernandez and Ramirez, shall provide to Tower, a written list of all financial and/or bank accounts maintained in the name of, or for the benefit of, TCTS (hereinafter “TCTS Bank Accounts”). Said list shall identify the name of the banking institution, the address where the account was opened, the account number for each account, and the balance in the account as of the date this Escrow Agreement is executed.

e. At the time of execution of this Escrow Agreement, TCTS (its Shareholders and Directors), Hernandez and Ramirez, shall provide to Tower, true and correct copies of 3 months of bank statements for all TCTS Bank Accounts.

f. TCTS (its Shareholders and Directors), Hernandez and Ramirez, shall fully cooperate and assist in the immediate transfer of control (including signing authority) of all TCTS Bank Accounts to Tower and/or any representative that Tower, in Tower’s sole and unilateral discretion, may detennine. In furtherance hereof, TCTS, Hernandez, and Ramirez, shall, within 48 hours of any request, execute and deliver to Tower any and all documents requested by Tower, to facilitate the removal and replacement of Hernandez and/or Ramirez as authorized signatories on TCTS Bank Accounts.

g. TCTS (its Shareholders and Directors), Hernandez and Ramirez, shall fully cooperate and assist Tower in creating any new bank account, as Tower may request, which new bank account shall be controlled solely by Tower and/or any representative as Tower may determine in Tower's sole and unilateral discretion,

h. TCTS (its Shareholders and Directors), Hernandez and Ramirez, shall within 48 hours of any request, execute and deliver to Tower, any and all documents requested by Tower, which documents are related, in anyway, to the business operations, management and/or financial control of TCTS.

i. TCTS (its Shareholders and Directors), Hernandez and Ramirez, shall refrain from engaging in negotiations for the purchase of TCTS and/or any shares of TCTS stock, with any third party, until this Escrow Agreement has been Terminated.

j. TCTS (its Shareholders and Directors), Hernandez and Ramirez, shall cooperate on a best efforts basis and in good faith to resolve the Pre-Conditions set forth in this Agreement, to the satisfaction of Tower.

k. TCTS (its Shareholders and Directors), Hernandez and Ramirez, shall cooperate with Tower to maintain the usual and customary operations of TCTS and shall not attempt to or take any extraordinary actions of any nature whatsoever without the advance written pennission of Tower.

1. TCTS, Hernandez and Ramirez, shall repay the Initial Tower Loan in full, as well as any other funds advanced by Tower, as a condition to the Termination ofthis Agreement.

m. TCTS, Hernandez and Ramirez, agree to execute any and all further documents requested by Tower with regard to the Initial Tower Loan, (or any other funds advanced by Tower), including, but not limited to, executing personal guaranties and/or providing shares (all or part) of TCTS stock as security or collateral.

n. TCTS (its Shareholders and Directors), Hernandez and Ramirez, will not impede or interfere with Tower’s management, control and/or operation of TCTS unless and/until this Agreement has been Terminated or Tower provides express written consent and authorization to do so.

o. TCTS (its shareholders and Directors), Hernandez, and Ramirez shall cooperate with Tower in fulfilling and otherwise complying with the terms of existing carrier service agreements and/or any carrier service agreements currently being negotiated;

p. TCTS (its shareholders and Directors), Hernandez, and Ramirez shall cooperate with Tower in maintaining any and all insurance policies as may be required to maintain existing carrier service agreements.

q. TCTS (its shareholders and Directors), Hernandez, and Ramirez, shall refrain from entering into any agreement with any third party, or taking any actions, which could undermine or interfere with the purposes of this Agreement.

r. TCTS (its shareholders and Directors), Hernandez, and Ramirez, shall provide Tower any and all TCTS Business Records requested by Tower, within 48 hours of any request.

s. TCTS (its shareholders and Directors), Hernandez, and Ramirez, shall refrain from assigning, selling, transferring or encumbering any portion oftheir shares unless and until this Agreement is Terminated in accordance with the provisions contained herein.

t. TCTS (its shareholders and Directors), Hernandez, and Ramirez, shall not take any corporate actions or effectuate any TCTS transactions with third parties, absent written approval and authorization by Tower, unless and until this Agreement is Terminated in accordance with the provisions contained herein.

u. TCTS (its shareholders and Directors), Hernandez, and Ramirez, shall not take, issue, or be entitled to any dividends or other forms of compensation or expense reimbursement absent Tower’s express written authorization, unless and until this Agreement is Terminated in accordance with the provisions contained herein.

v. TCTS (its shareholders and Directors), Hernandez, and Ramirez, shall have no authority to write any checks on TCTS’ bank accounts, purchase a cashier's check for TCTS or wire funds from any TCTS account absent the prior written permission of Tower, unless and until this Agreement is Terminated in accordance with the provisions contained herein.

w. Hernandez and Ramirez shall not attempt tovotetheir shares of stock in TCTS until this Agreement has been Terminated.

4. Actions To Be Taken By Tower.

a. Tower shall have no obligation to make any further advances to TCTS or to its shareholders or directors.

b. Tn the event that Tower considers further advances, it may do so in its sole and unilateral discretion, and may condition such advancement upon any commercial term, security, collateral, and/or personal guaranty, as it may determine.

c. Tower may take any and all actions as it determines, in its sole and unilateral discretion, to operate the business, management and financial affairs of TCTS, during the pendency ofthis Escrow Agreement, including, but not limited to, the use and/or expenditure of any and all revenues received by TCTS prior to, or during the pendency of this Escrow Agreement.

5. Termination of the Escrow Agreement. The Escrowed Items shall remain in Escrow until such time as this Escrow Agreement is Tenninated. The Tennination ofthis Escrow Agreement may occur only as set forth in this Section.

a. Termination By Tower. Tower may Terminate this Escrow Agreement at any Time by delivering written Notice of Termination to all Patties, including the Escrow Agent. Said Notice shall disclose to all Parties the full amount of Advanced Funds paid by Tower. The Termination of this Escrow Agreement will be effective only upon TCTS (its shareholders and Directors), Hernandez, and Ramirez’s, delivery to Tower ofthe Advanced Funds,

b. Termination By TCTS. TCTS may Terminate this Escrow Agreement at any Time by delivering written Notice of Termination to all Parties, including the Escrow Agent. Upon receipt of said Notice, Tower shall send notice to TCTS, Hernandez, and Ramirez, disclosing the full amount of Advanced Funds. TCTS’s Termination will be effective upon TCTS’s delivery to Tower of the Advanced Funds.

c. Mutual Agreement by Tower & TCTS. This Agreement may be Terminated at

any time by the Mutual Agreement of the Parties, as formally reflected in an executed Purchase Agreement.

d. Advanced Funds. Advanced Funds shall mean and include, (i) the Initial Tower Loan, (ii) any future Loans and/or Advanced given by Tower to TCTS (its shareholders and Directors), Hernandez and/or Ramirez, (iii) any and all legal fees and costs incurred by Tower in furtherance of the Purchase Transaction.

6. Release of Escrowed Items. Any escrowed items held by the Escrow Agent shall be released upon the written authorization of Tower and sufficient proof, as may be requested by Escrow Agent, to demonstrate the provisions of subsection 5 above (“Termination” ) have been satisfied.

7. Escrow Agent Duties. The Escrow Agent undertakes to perform only such duties as are expressly set forth herein and no implied duties or obligations shall be read into this Agreement against the Escrow Agent.

8. Escrow Agent Reliance. The Escrow Agent may act in reliance upon any writing or instrument or signature which it, in good faith, believes to be genuine, may assume the validity and accuracy of any statement or assertion contained in such a writing or instrument and may assume that any person purporting to give any writing, notice, advice or instructions in connection with the provisions hereof has been duly authorized to do so. The Escrow Agent shall not be liable in any manner for the sufficiency or correctness as to form, manner and execution, or validity of any instrument deposited in this escrow, nor as to the identity, authority, or right of any person executing the same; and its duties hereunder shall be limited to the safekeeping of such, moneys, received by it as such escrow holder, and for the disposition of same in accordance with the written instruments accepted by it in the escrow.

9. Indemnification of Escrow Agent. TCTS and Tower agree to indemnify the Escrow Agent and hold EscrowAgent harmless from any and all claims, liabilities, losses, actions, suits or proceedings at law or in equity, or any other expenses, fees or changes ofany character or nature, this Agreement, excluding any claims for willful misconduct or negligence; and in connection therewith, to indemnify the Escrow Agent against any and all expenses, including reasonable attorneys’ fees and the cost of defending any action, suit or proceedings or resisting any claim. The Escrow Agent shall be vested with a lien on all property deposited hereunder, for indemnification, for attorneys’ fees, court cost, regarding any suit, interpleader or otherwise, or for any expense, fees or charges of any character or nature, which may be incurred by said Escrow Agent by reason of disputes arising between the makers of this escrow as to the correct interpretation of this Agreement, and instructions given to the Escrow Agent hereunder, or otherwise, with the right of said Escrow Agent, regardless of the instructions aforesaid, to hold any of the escrowed item until and unless said additional expenses, fees and charges shalI be fully paid.

10. Indemnification and Advancement of Tower.

a. Indemnification. TCTS (its shareholders and Directors), Hernandez and/or Ramirez, and their heirs, successors, and/or assigns, agree to indemnify Tower, and its shareholders, officers, directors, employees, agents and representatives, and hold Tower harmless from any and all claims, liabilities, losses, actions, suits or proceedings at law or in equity, or any other expenses, fees or changes of any character or nature, which it may incur or with which it may be threatened by reason of any action taken or not taken indirectly or directly relating to this Agreement.

b. Advancement. TCTS shall advance all legal fees and costs incurred by Tower in connection with any proceeding or claim which arises out of or is related to the business operations and/or management of TCTS. Such advancement shall be made within seven (7) days after the receipt by the Company of a statement or statements requesting such advances. Tower shall attach to the statement(s) any invoices or retainers paid (which may be based on estimates for future work to be done), in connection with legal fees and costs. The invoices or retainers may be redacted to the extent not doing so would cause Tower to waive any privilege afforded by applicable law). TCTS may condition payment on Tower’s written assurance of its undertaking to repay the advancement of legal fees and expenses, if and to the extent that it is ultimately determined by a court of competent jurisdiction in a final judgment, not subject to appeal, that Tower is not entitled to be indemnified by TCTS. Advances shall be unsecured, interest free and without regard to Tower’s ability to repay the expenses. Advances shall also include any and all expenses actually and reasonably incurred by Tower in pursuing an action to enforce Tower’s right to indemnification under this provision, or otherwise, and this right of advancement, including expenses incurred in preparing and forwarding statements to TCTS to support the advances claimed. Tower acknowledges that the execution and delivery of this Agreement shall constitute an undertaking providing that Tower shall, to the fullest extent required by law, repay the advance if and to the extent that it is ultimately determined by a court of competent jurisdiction in a final judgment, not subject to appeal, that Tower is not entitled to be indemnified by the TCTS. The right to advances under this Section shall continue until final disposition of any proceeding, including any appeal therein, and it shall apply to a claim by TCTS against Tower.

11. Sole Agreement. This Agreement supersedes any other agreement ofthe parties whether orally or in writing.

12. Interpleader. In the event that there is disagreement about the interpretation of this Escrow Agreement, or about the rights and obligations, or the propriety, of any action contemplated by the Escrow Agent hereunder, the Escrow Agent may, in its sole discretion, file an action in interpleader to resolve such disagreement. The Escrow Agent shall be indemnified by TCTS (its shareholders and Directors), Hernandez, and Ramirez, and Tower, jointly and severally, for all costs, including reasonable attorney’s fees, in connection with the aforesaid interpleader action, and shall be fully protected in suspending all or a part of its activities under this Agreement until a final judgment in the interpleader action is received.

13. Escrow Agent Counsel. The Escrow Agent may consult with counsel of its own choice and shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel. The Escrow Agent shall otherwise not be liable for any mistakes of fact or error of judgment, or for any acts or omissions of any kind unless caused by its willful misconduct or gross negligence.

14. Resignation. The Escrow Agent may resign upon three (3) business day’s written notice to the parties in this Agreement. If a successor Escrow Agent is not appointed within this three (3) day period, the Escrow Agent may petition the Court to name a successor.

15. Compensation of Escrow Agent. No party is obligated to pay Escrow Agent any compensation for the services to be rendered hereunder.

16. Notices. All notices and communications hereunder shall be in writing and shall be deemed to be duly given if sent by registered or certified mail, return receipt requested, and addressed to the parties at the addresses set forth at the end ofthis Agreement.

17. Heirs, Successors and Assigns. The rights created by this Agreement shall inure to the benefit of, and the obligations created hereby shall be binding upon, the heirs, successors and assigners ofthe Escrow Agent and all parties to this Agreement.

18. Disputes and Governing Law. The parties agree that any equitable disputes hereunder which are submitted to a judicial forum shall be exclusively subject to the jurisdiction and venue of the Miami-Dade County courts, and the parties hereby consent to and exclusively submit themselves to the jurisdiction and venue of said courts of said county. The parties hereto hereby acknowledge that said selection of forum and submission to jurisdiction as aforesaid is reasonable and equitable. Any non-equitable disputes shall be resolved by confidential binding arbitration in Miami-Dade County, Florida before a single arbitrator mutually agreed to by the parties. The arbitration shall be conducted by the rules of the American Arbitration Association ("AAA"), but need not be filed before the AAA. For any such non-equitable disputes the parties each waive trial by jury, the right to discovery and to appeal. The parties will attempt to mediate any non-equitable disputes prior to filing an arbitration proceeding. The prevailing party in any litigation or arbitration shalI be entitled to an award of attorney fees and costs, and the mediator’s and arbitrator’s fees.

19. The Dire Condition of TCTS. TCTS and its Shareholders and Directors each acknowledge and concede that TCTS is severely undercapitalized, its Shareholders do not intend to further invest in TCTS, and TCTS is not able to borrow funds for the capital necessary to continue. TCTS is without valuable assets which could be borrowed against, and is facing the impending prospect ofhaving to cease operations. Without the assistance ofTower as provided herein, TCTS would likely be forced to cease operations. TCTS and its Shareholders and Directors, further acknowledge that this Agreement is an effort to gain the expertise and assistance of Tower, as well as Tower financial stability, so that TCTS may avoid having to cease operations.

20. Authority. Each party acknowledges that it is duly authorized to enter this Agreement and that the signatories below are duly authorized to execute this Agreement on their behalf.

21. Legal Counsel. Each party warrants and represents that it has had the opportunity to seek and retain independent legal counsel and rely upon their advice

22. Collective Author. This Agreement was drafted with the assistance and input from all parties who are collectively deemed the author and thus the Agreement shall not be construed as being authored by one party or the other.

23. Assignment. This Agreement may not be assigned by any party.

24. Third Party Beneficiary. This Agreement is solely for the benefit ofthe parties, and is not intended to benefit any third party who is not a signatory to this Agreement.

25. Independent Contractors. The parties are independent contractors, and nothing stated herein shall cause the parties to be construed as partners, joint venturers or general partners, and no party shall have the power to bind or obligate the other party except as set forth in this Agreement.

26. Confidentiality. Unless required under Canadian law, the terms of this Agreement shall be maintained as “Confidential Information” by the parties, and may only be disclosed to the parties and their professionals. For the purposes of this Agreement, the term “Confidential Information” shall include, without limitation, all unpublished confidential and proprietary information of each and any of the parties.

27. Capacities. Angel Hernandez and Harold Ramirez are executingthis Agreement in their official capacities as well as in their individual capacities.

Tower Construction & Technical Services, Inc.

/s/ Angel Hernandez
By:	Angel Hernandez
Its:	CEO
Date:	10/18/17

Notice delivered to:
Tower Construction & Technical Services, Inc.
5301 NW 74 th Ave
Maimi, Fl. 33166

With a Copy to:

Angel Hernandez

/s/ Angel Hernandez
Date:	10/18/17

Notice delivered to:
Angel Hernandez
6124 Rose Terrace
Plantation, Florida 33317

Harold Ramirez:

/s/ Harold Ramirez:
Date:	10/18/17

Notice delivered to:
Harold Ramirez
5163 Woodfield Way
Coconut Creek, Florida 33073

Tower One Wireless Corp

/s/ Fabio Alexander V.
By:	VP
Its:	Fabio Alexander V.
Date:	10/19/17

Notice delivered to:
Tower One Wireless Corp:

With a Copy to:

The Josephs Law Firm

/s/ Adam Josephs
By:	Adam Josephs
Date:	10/19/17

EXHIBIT A

TOWER CONSTRUCTION & TECHNICAL SERVICES, INC

RESIGNATION OF DIRECTORS

Angel Hernandez and Harold Ramirez hereby tender their resignations as Directors of Tower Construction & Technical Services, Inc., effective immediately.

Angel Hernandez

/s/ Angel Hernandez
Date:	10/18/17

Harold Ramirez

/s/ Harold Ramirez
Date:	10/18/17

Sworn to and subscribed before me this 19th day of October, 2017, by Angel Hernandez, who produced his Florida Driver License identification. [DL on original]

Sworn to and subscribed before me this 19th day of October, 2017, by Harold Ramirez, who produced his Florida Driver License identification. [DL on original]

/s/ Annika M. Tarajano
NOTARY PUBLIC-STATE OF FLORIDA
My commission expires:

EXHIBIT B

TOWER CONSTRUCTION & TECHNICAL SERVICES, INC

MINUTES OF SHAREHOLDER MEETING

At a duly noticed and convened meeting of the sole shareholders of record of Tower Construction & Technical Services, Inc., held on October ___, 2017, the following resolution was duly voted upon and passed unanimously.

“Resolved:

The Shareholders authorize the Directors to execute the Escrow Agreement with Tower One Wireless Corp., and upon such execution, to take any and all actions called for therein.

It is further resolved that:

In contemplation of the executed Escrow Agreement, the resignations of Angel Hernandez and Harold Ramirez, which have been contemporaneously executed therewith, are accepted and shall form part of the official records of Tower Construction & Technical Services, Inc.

It is further resolved, that:

Alex Ochoa is appointed as a Director of the Board of Directors and shall have the title and responsibilities of Chief Executive Officer of the Company and Fabio Alexander Vasquez is appointed as a Director ofthe Board of Directors.”

Unanimous Resolution of the Shareholders:

Angel Hernandez, Shareholder

/s/ Angel Hernandez
Date:	10/18/17

Harold Ramirez, Shareholder

/s/ Harold Ramirez
Date:	10/18/17

TOWER CONSTRUCTION & TECHNICAL SERVICES, INC

MINUTES OF DIRECTOR’S MEETING

At a duly noticed and convened meeting of the sole Directors of Tower Construction & Technical Services, Inc., held on October 18, 2017, the following resolution was duly voted upon and passed unanimously.

“Resolved:

The Directors authorize the execution of the Escrow Agreement w ith Tower One Wireless Corp., dated October ___, 2017.”

Unanimous Resolution of the Shareholders:

Angel Hernandez, Director

/s/ Angel Hernandez
Date:	10/18/17

Harold Ramirez, Director

/s/ Harold Ramirez
Date:	10/18/17

October 18, 2017

VIA EMAIL
TCTS
Angel Hernandez
Harold Ramirez

RE: TCTS - Tower One Stock Acquisition

Mssrs. Hernandez and Ramirez,

As you know, this office represents Tower One with regard to the purchase of your TCTS Stock.

This letter shall confirm your representation to me that you are not represented by counsel. If this is accurate, please sign and return this document to me so that I may continue to communicate with you. Should this not be accurate, please notify me immediately and provide me your counsel’s contact so that I may communicate directly with him or her.

Thank you for your attention to this.

Very truly yours,

/s/ Adam C. Josephs, Esq .

Adam C. Josephs, Esq .

Angel Hernandez, Director
individually and on behalf of TCTS

/s/ Angel Hernandez
Date:	10/18/17

Harold Ramirez, Director
individually and on behalf of TCTS

/s/ Harold Ramirez
Date:	10/18/17

THE JOSEPHS LAW FIRM
255 Alhambra Circle | Suite 700 | Coral Gables. FL 33134
Phone 305.445.3800 | Fax 305.448.5800
www.Florida-Attorneys.com